EXHIBIT 99.1

Horizon Space Acquisition I Corp. Announces Pricing of

$60 Million Initial Public Offering

Horizon Space Acquisition I Corp. (the “Company”), a newly organized blank check company incorporated as a Cayman Islands exempted company and led by Chairman and CEO Mingyu (Michael) Li, today announced the pricing of its initial public offering of 6,000,000 units at an offering price of $10.00 per unit, with each unit consisting of one ordinary share, one full redeemable warrant, and one right to receive one-tenth (1/10) of one ordinary share upon the completion of the Company’s initial business combination. Each whole warrant will entitle the holder thereof to purchase one ordinary share at $11.50 per share. The units are expected to be traded on the Nasdaq Global Market (“NASDAQ”) under the ticker symbol “HSPOU” beginning on December 22, 2022. Once the securities comprising the units begin separate trading, the ordinary shares, the warrants and the rights are expected to be traded on the NASDAQ under the symbols “HSPO,” “HSPOW” and “HSPOR,” respectively. The offering is expected to close on December 27, 2022, subject to customary closing conditions.

Network 1 Financial Securities, Inc. is acting as sole book-running manager for the offering. Maxim Group LLC is acting as an underwriter and financial advisor in connection with the offering. The Company has granted the underwriters a 45-day option to purchase up to 900,000 additional units at the initial public offering price to cover over-allotments, if any.

A registration statement on Form S-1 (File No.: 333-268578) relating to the securities to be sold in the initial public offering was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on December 21, 2022. The offering is being made only by means of a prospectus forming a part of the effective registration statement. When available, copies of the prospectus relating to this offering may be obtained by contacting Network 1 Financial Securities, Inc., 2 Bridge Avenue Suite241, Red Bank, NJ 07701, Attention Karen Mu, email kmu@netw1.com or by calling +1(800)886-7007 or by accessing the SEC’s website, www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Horizon Space Acquisition I Corp.

Horizon Space Acquisition I Corp. is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s initial public offering (“IPO”) and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of Horizon Space Acquisition I Corp., including those set forth in the Risk Factors section of Horizon Space Acquisition I Corp.’s registration statement and preliminary prospectus for the IPO filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. Horizon Space Acquisition I Corp. undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact Information:

Michael Li

Chief Executive Officer

Horizon Space Acquisition I Corp.

(646)257-5537

mcli@horizonspace.cc

SOURCE: Horizon Space Acquisition I Corp.